Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended) of our report dated April 15, 2019 (May 16, 2019 as to the effects of the restatements discussed in Note 2 and Note 7) relating to the combined and consolidated financial statements of BridgeBio Pharma LLC appearing in the Prospectus, which is part of this Registration Statement No. 333-231759 on Form S-1, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

June 26, 2019